May 5, 2009

ArcelorMittal

19, avenue de la Liberté

Luxembourg, L-2930

Re: Deferred Delivery of 14,088,263 Common Shares of ArcelorMittal

Ladies and Gentlemen:

Ispat International Investments, S.L. (“Ispat”) hereby agrees to acquire and/or subscribe for 14,088,263 common shares of ArcelorMittal (the “Company”) at a price of USD 22.77 per share as part of an offering and sale by the Company of up to 140,882,694 common shares of ArcelorMittal pursuant to a registration statement on Form F-3 filed with the U.S. Securities and Exchange Commission on April 29, 2009 (File No. 333-158876) and a private placement to institutional investors in Europe (the “Share Offering”).

Ispat hereby agrees that:

(a)

payment for the 14,088,263 common shares of the Company that it has agreed to acquire and/or subscribe for in the Share Offering (the “Ispat Shares”) will be made on May 6, 2009, simultaneously with payment for all other common shares of the Company sold in the Share Offering;

(b)	delivery of the Ispat Shares to Ispat shall not occur on May 6, 2009 but shall be deferred and shall be implemented as follows:

(i)

subject to the condition precedent of a general meeting of shareholders of the Company voting a resolution approving a share capital increase sufficient to allow the issuance of 14,088,263 common shares (the “Resolution”) by June 30, 2009, the Ispat Shares will be newly issued common shares of the Company and will be delivered to Ispat on the date that is three business days after the date on which the Resolution is approved and this letter shall be deemed an irrevocable subscription agreement for the subscription by Ispat of 14,088,263 common shares of ArcelorMittal carrying immediate dividend rights whose record date is on or after their issuance date, at a price of USD 22.77 per share, representing an aggregate subscription price of USD 320,789,748.51, which shall have been paid by Ispat on May 6, 2009;

(ii)

if, however, the Resolution is not approved by June 30, 2009, the Ispat Shares will be common shares held in treasury by the Company and shall be delivered on such date to the account notified in writing by Ispat to the Company;

(c)	In the case of either (b)(i) or (b)(ii) above, the Ispat Shares will economically be entitled to the dividend payable on June 15, 2009.

This Agreement shall be governed by, and construed in accordance with, the laws of the Grand Duchy of Luxembourg. If you are in agreement with the foregoing, please sign and return one copy of this letter, which thereupon will constitute a binding agreement between us with respect to the subject matter hereof.

Sincerely,
Ispat International Investments, S.L.
By:	/s/ Sudhir Maheshwari
	Name:	Sudhir Maheshwari
	Title:	Director

By:	/s/ Petronella H. Merks
	Name:	P. H. Merks
	Title:	Director

Confirmed and agreed to as of the date of this letter:

ArcelorMittal

By:	/s/ Henk Scheffer
	Name:	Henk Scheffer
	Title:	Company Secretary

By:	/s/ Armand Gobber
	Name:	Armand Gobber
	Title:	Vice President - Financing

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